Filed Pursuant to Rule 433
Registration No. 333-146960
June 23, 2008

National Rural Utilities Cooperative Finance Corporation

Pricing Term Sheet

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 by Moody’s Investors Service / A+ by Standard & Poor’s Ratings
Services / A+ by Fitch Ratings
Principal Amount:	$900,000,000
Security Type:	Collateral Trust Bonds
Legal Format:	SEC Registered
Pricing Date:	June 23, 2008
Settlement Date:	T+5; June 30, 2008
Maturity Date:	July 1, 2013
Coupon:	5.500%
Price to Public:	99.844 % of face amount
Benchmark Treasury:	3.500% due May 31, 2013
Benchmark Treasury Price and Yield:	99-12 + / 3.636%
Spread to Benchmark Treasury:	190 basis points
Yield to maturity:	5.536%
Interest Payment Dates:	Semi-annually on July 1 and January 1, commencing January 1, 2009
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of
Treasury plus 30 basis points
Denominations:	$2,000 x $1,000
CUSIP:	637432LM5
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
HSBC Securities (USA) Inc.
Scotia Capital (USA) Inc.
Senior Co-Managers:	KeyBanc Capital Markets Inc.
Lazard Capital Markets, LLC
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
Junior Co-Managers:	Comerica Securities, Inc.
PNC Capital Markets, LLC
Piper Jaffray & Co.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408, UBS Securities LLC by calling toll-free at 1-877-827-6444, ext. 561-3884, HSBC Securities (USA) Inc. by calling toll-free at 1-866-811-8049, and Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.